EXHIBIT 99.1

SigmaTron International, Inc. Reports First Quarter Financial Results for Fiscal 2013

ELK GROVE VILLAGE, Ill., Sept. 11, 2012 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal quarter ended July 31, 2012.

Revenues increased to $47.6 million in first quarter of fiscal 2013 from $38.9 million for the same quarter in the prior year. A net loss of $93,144 was recorded for the period ended July 31, 2012 compared to net income of $240,961 for the same period in the prior year. Basic and diluted loss per share for the quarter ended July 31, 2012, were each $0.02, compared to basic and diluted earnings per share of $0.06 for the same quarter ended July 31, 2011.

Commenting on SigmaTron's first quarter fiscal 2013 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, "The first quarter saw two significant events driven to closure. The first, and most important, was the acquisition of Spitfire Control, Inc. ("Spitfire"), as previously announced on June 1, 2012. As part of the acquisition we created the Spitfire Controls division of SigmaTron that will focus on design and sales of electronic appliance controls to the white goods market. Through this acquisition, we also acquired manufacturing locations in Chihuahua, Mexico and Ho Chi Minh City, Vietnam, bringing our manufacturing locations to seven locations in four countries on two continents.

"The second event was the relocation of our Tijuana operation to a larger, brand new building in Tijuana. Our new landlord is Vesta Baja California, S. de R.L. de C.V. a well known, substantial and publicly traded real estate company in Mexico. We look forward to building a long-term relationship with them. As I have stated several times, we continue to see a shift in supply chain strategies that I believe will increase the manufacturing opportunities in Mexico. One driver in the Tijuana relocation was our desire to be well-positioned as these opportunities become available.

"The new building in Tijuana has been well-received by our customers and employees. The Spitfire acquisition also appears to have been well-received by the marketplace.  Additionally, several new product launches that were scheduled have started, which is a positive sign.

"In reporting our results for the quarter, I look at them in the context of the Spitfire acquisition and the Tijuana relocation. During the quarter, SigmaTron incurred $589K of one-time expenses related to the acquisition and $392K of one-time expenses related to the relocation. When looking at our results in light of those expenses, the quarter was decent from an operational perspective. The majority of these non-recurring expenses are behind us, but there will be some one-time expenses in the second quarter related to the Spitfire acquisition.

"We continue to see a choppy and volatile general economy. International events and our upcoming election in the United States have caused the economy to be managed cautiously, and we are taking the same approach. Until the economy strengthens, we expect continuing margin pressures and we plan to focus on opportunities to add new revenue and control expenses. Our results, given the one-time expenses incurred during the quarter, lead us to believe we are heading in the right direction, strategically and operationally."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana, Mexico; Union City, California; Suzhou-Wujiang, China, and Ho Chi Minh City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Carpentersville, Illinois and Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth, including its integration of the Spitfire operation acquired in May 2012.  These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended July 31, 2012	Three Months Ended July 31, 2011

Net sales	$47,629,229	$38,892,011

Cost of products sold	42,923,331	35,349,503

Gross profit	4,705,898	3,542,508

Selling and administrative expenses	4,665,405	2,909,136

Operating income	40,493	633,372

Other expense	188,337	250,885

(Loss) income from operations before income tax	(147,844)	382,487

Income tax (benefit) expense	(54,700)	141,526

Net (loss) income	($93,144)	$240,961

Net (loss) income per common share -- basic	($0.02)	$0.06

Net (loss) income per common share -- assuming dilution	($0.02)	$0.06

Weighted average number of common equivalent shares outstanding - assuming dilution	3,922,478	3,890,760

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31, 2012	April 30, 2012

Assets:

Current assets	$76,807,425	$74,139,130

Machinery and equipment-net	25,355,966	24,373,494

Intangibles	6,168,548	86,925
Goodwill	3,602,228	--
Other assets	767,151	547,334

Total assets	$112,701,318	$99,146,883

Liabilities and stockholders' equity:

Current liabilities	$30,941,560	$24,930,482

Long-term obligations	30,531,097	23,195,330

Stockholders' equity	51,228,661	51,021,071

Total liabilities and stockholders' equity	$112,701,318	$99,146,883
CONTACT: SigmaTron International, Inc.
         Linda K. Frauendorfer
         1-800-700-9095